CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2026, relating to the financial statements and financial highlights of FM Focus Equity ETF and FM Compounders Equity ETF, each a series of Northern Lights Fund Trust IV, which are included in Form N-CSR for the year ended February 28, 2026, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectuses and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 24, 2026